Exhibit (h)(2)

Fee Waiver Agreement

EULAV Securities LLC (the “Distributor”) agrees to the following fee waivers:

Value Line Tax Exempt Fund, Inc.: The Distributor waives 0.25% of the Rule 12b-1 fee for the period July 1, 2016 – June 30, 2017;

Value Line Larger Companies Fund, Inc.: The Distributor waives 0.10% of the Rule 12b-1 fee for the period May 1, 2016-June 30, 2017.

Value Line Strategic Asset Management Trust: The Distributor waives 0.13% of the Rule 12b-1 fee for the period May 1, 2016-June 30, 2017.

Value Line Centurion Fund, Inc.: The Distributor waives 0.13% of the Rule 12-1 fee for the period May 1, 2016-June 30, 2017.

Dated this 9th day of February, 2016

On behalf of the Distributor and the Adviser,

/s/ Mitchell Appel
Mitchell Appel, President
EULAV Asset Management
EULAV Securities LLC.
Received:

/s/ Emily Washington
Emily Washington, Treasurer
Value Line Mutual Funds